Exhibit 10.2

Execution Version

FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT

This FIRST AMENDMENT (this “Amendment”) to the Loan and Security Agreement referenced below is entered into as of May 5, 2025, by and among LAGO EVERGREEN SPE, LLC, a Delaware limited liability company, as borrower (the “Borrower”), LAGO EVERGREEN CREDIT (f/k/a LAGO EVERGREEN CREDIT, LLC, a Delaware limited liability company), a Delaware statutory trust, as servicer (the “Servicer”) and as originator (the “Originator”), LAGO ASSET MANAGEMENT, LLC, Delaware limited liability company, as investment manager (the “Investment Manager” and collectively with the Borrower, the Servicer and the Originator, each individually a “Lago Party” and collectively the “Lago Parties”), the lenders that are signatories hereto (the “Lenders”) and KEYBANK NATIONAL ASSOCIATION, as syndication agent (the “Syndication Agent”) and as agent for the Lenders (the “Agent). Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned thereto in the Loan and Security Agreement.

R E C I T A L S:

WHEREAS, the Borrower, the Servicer, the Originator, the Lenders, the Investment Manager, the Syndication Agent and the Agent are parties to that certain Loan and Security Agreement, dated as of February 28, 2025 (the “Loan and Security Agreement”); and

WHEREAS, the parties hereto agree to amend the Loan and Security Agreement on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Amendments to the Loan and Security Agreement. The Loan and Security Agreement (including the Schedules and Exhibits) is, as of the date hereof and subject to the satisfaction of the conditions precedent set forth in Section 2 of this Amendment, hereby amended in accordance with this Section  1.

1.1 Section 1.1 of the Loan and Security Agreement is hereby amended and restated to add the definition of “2024 Net Income Adjustments” immediately preceding the definition of “Account” (language appearing ~~strikethrough~~ is deleted; language appearing underlined and in bold is added):

“2024 Net Income Adjustments” has the meaning set forth in Section 7.8(b).

1.2 The definition of “Cash Management Agreements” in Section 1.1 of the Loan and Security Agreement is hereby amended and restated to read in its entirety as follows (language appearing ~~strikethrough~~ is deleted; language appearing underlined and in bold is added):

“Cash Management Agreements” means (i) prior to ~~the BDC Transition Date,~~ May 31, 2025, the Sub-Servicing Agreement and (ii) on and after ~~the BDC Transition Date~~ May 31, 2025, any cash management agreement, paying agent agreement and/or collateral agent agreement, in form and substance satisfactory to Agent, among Borrower, Agent, and ~~U.S. Bank National Association~~ Alter Domus (US) LLC or any other Person satisfactory to Agent in its sole discretion.

1.3 The definition of “Collateral Custodian” in Section 1.1 of the LSA is hereby amended and restated to read in its entirety as follows (language appearing ~~strikethrough~~ is deleted; language appearing underlined and in bold is added):

“Collateral Custodian” means (i) prior to the BDC Transition Date, BIP Capital, LLC and (ii) on and after ~~the BDC Transition Date~~ May 31, 2025, U.S. Bank National Association or any other Person satisfactory to the Agent in its sole discretion , in each case solely in its capacity as the Person appointed as the collateral custodian for Agent, pursuant to the Custodial Agreement to hold electronic copies of the Note Receivables and certain other documents to be delivered under this Agreement or the Custodial Agreement for Agent’s benefit, or any replacement for such Person acceptable to both Borrower and Agent or otherwise appointed pursuant to the terms of the Custodial Agreement.

1.4 The definition of “Custodial Agreement” in Section 1.1 of the LSA is hereby amended and restated to read in its entirety as follows (language appearing ~~strikethrough~~ is deleted; language appearing underlined and in bold is added):

“Custodial Agreement” means (i) prior to ~~the BDC Transition Date~~ May 31, 2025, the Custodial Agreement dated as of the Closing Date by and among the Fund, the Agent and BIP Capital, LLC, and (ii) on and after ~~the BDC Transition Date~~ May 31, 2025, a custodial agreement dated no later than ~~the BDC Transition Date~~ May 31, 2025 by and among the Borrower, the Fund, U.S. Bank National Association or any other Person satisfactory to the Agent in its sole discretion, and the Agent, in each case as modified, amended supplemented, replaced or restated, from time to time.

1.5 The definition of “Tangible Net Worth” in Section 1.1 of the LSA is hereby amended and restated to read in its entirety as follows (language appearing ~~strikethrough~~ is deleted; language appearing underlined and in bold is added):

“Tangible Net Worth” means, with respect to any Person as of any date of determination, determined on a consolidated basis and in accordance with GAAP, the result of (a) such Person’s total members’ or shareholder’s equity, plus (b) all Indebtedness expressly subordinated to all other borrowed Indebtedness of such Person, minus (c) all Intangible Assets of such Person, minus (d) all of such Person’s prepaid expenses, minus (e) all amounts due to such Person from Affiliates of such Person (as adjusted pursuant to an in accordance with Section 7.8).

1.6 Section 6.13 of the Loan and Security Agreement is hereby amended and restated to read in their entirety as follows (language appearing ~~strikethrough~~ is deleted; language appearing underlined and in bold is added):

Cash Management Agreement. On or ~~prior to~~ following ~~the BDC Transition Date~~ May 31, 2025, Borrower, the Originator, ~~U.S. Bank National Association~~ Alter Domus (US) LLC or any other Person satisfactory to Agent in its sole discretion and the Agent shall enter into a Cash Management Agreement, in form and substance reasonably acceptable to Agent and such Cash Management Agreement shall address the cash management of all Collections.

1.7 Section 6.21 of the Loan and Security Agreement is hereby amended and restated to read in its entirety as follows (language appearing ~~strikethrough~~ is deleted; language appearing underlined and in bold is added):

Custodial Agreement . On or prior to ~~the BDC Transition Date~~ May 31, 2025, Borrower, U.S. Bank National Association or any other Person satisfactory to the Agent in its sole discretion and the Agent shall enter into a Custodial Agreement, in form and substance reasonably acceptable to Agent.

1.8 Section 7.8(a) and 7.8(b) of the Loan and Security Agreement are hereby amended and restated to read in their entirety as follows (language appearing ~~strikethrough~~ is deleted; language appearing underlined and in bold is added):

(a) the Investment Manager’s Tangible Net Worth to be less than the sum of (i) $2,500,000, (ii) commencing with the fiscal quarter ending March 31, 2025, 25% of its net income and (iii) commencing with the fiscal quarter ending March 31, 2025, 75% of its additional paid-in capital ~~following the Closing Date~~, provided, that the Investment Manager’s Tangible Net Worth, shall be adjusted to include the 2024 Net Income Adjustments for the fiscal quarter ending December 31, 2024 (for the avoidance of doubt, commencing with March 31, 2026, the 2024 Net Income Adjustments shall not be included in calculating the Investment Manager’s Tangible Net Worth);

(b) the Investment Manager’s consolidated net earnings (or loss), plus, to the extent deducted in determining net income, the sum of amounts attributable to amortization and any unpaid dividends, interest expense and share-based payments to be (i) less than zero for more than two (2) consecutive calendar quarters or (ii) less than zero for any preceding twelve-month period, as of such date of determination; provided, that in making such determination, the Investment Manager shall be permitted to adjust its net income for any measurement period ending December 31, 2024 to include ~~financial statement to permit~~ add-backs for non-recurring expenses occurring in 2024 in connection with the BDC Reorganization, staff recruitment and a waiver of the Management Fee (the “2024 Net Income Adjustments”);

Section 2. Conditions Precedent. This Amendment shall become effective as of the date hereof, subject to the delivery of this Amendment, executed and delivered by duly authorized officers of the parties hereto:

Section 3. Representations and Warranties. Each Lago Party represents and warrants that:

(a) it has the power and is duly authorized to execute and deliver this Amendment;

(b) this Amendment has been duly authorized, executed and delivered by all necessary limited liability company action (or equivalent) on its part;

(c) this Amendment and each other Loan Document entered into constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity;

(d) it is and will continue to be duly authorized to perform its respective obligations under the Loan Documents and this Amendment (including, with respect to LAGO Evergreen Credit, its obligations entered into as LAGO Evergreen Credit, LLC); and

(e) both before and after giving effect to this Amendment (x) the covenants, representations and warranties of such party (including, with respect to LAGO Evergreen Credit, its covenants, representations and warranties made as LAGO Evergreen Credit, LLC) set forth in the Loan and Security Agreement, as amended hereby, and the other Loan Documents are true and correct as though made on and as of the date hereof (except to the extent any such representations and warranties specifically relate to an earlier date, in which case they are true and correct as of such date) and (y) no event or circumstance has occurred and is continuing which constitutes an Event of Default or a Servicer Termination Event or which would, with the passage of time or the giving of notice or both, constitute a Servicer Termination Event.

Section 4. Headings . The headings of the various Sections of this Amendment have been inserted for convenience of reference only and shall not be deemed to be part of this Amendment.

Section 5. Limited Amendment; Effect on Loan and Security Agreement. This Amendment is limited precisely as written and shall not be deemed to (a) be a consent to a waiver of any other term or condition of the Loan and Security Agreement, the other Loan Documents or any of the documents referred to therein or executed in connection therewith or (b) prejudice any right or rights that the Agent, any Lender or Syndication Agent may now have or may have in the future under or in connection with the Loan and Security Agreement, the other Loan Documents or any documents referred to therein or executed in connection therewith. Except as hereby amended, no other term, condition or provision of the Loan and Security Agreement shall be deemed modified or amended, the Loan and Security Agreement, as amended hereby, is ratified and confirmed in all respects and shall remain in full force and effect in accordance with its terms and this Amendment shall not be considered a novation. Each reference in the Loan and Security Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import shall mean the Loan and Security Agreement as amended by this Amendment, and each reference in any other Loan Document to “the Loan and Security Agreement”, “thereunder”, “thereof” or words of like import, referring to the Loan and Security Agreement, shall mean and be a reference to the Loan and Security Agreement as amended hereby. Upon the execution and delivery of this Amendment, and the satisfaction of the conditions precedent contained in Section 2 herein, this Amendment shall be retroactively effective as of March 29, 2025.

Section 6. Construction; Severability. This Amendment is a document executed pursuant to the Loan and Security Agreement and shall (unless otherwise expressly indicated therein) be construed, administered or applied in accordance with the terms and provisions thereof. If any one or more of the covenants, agreements, provisions or terms of this Amendment shall be held invalid in a jurisdiction for any reason whatsoever, then, in such jurisdiction, such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Amendment and shall in no way affect the validity or enforceability of the other covenants, agreements, provisions or terms of this Amendment.

Section 7. Execution in Counterparts; Severability; Integration. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or electronic mail in .pdf format shall be effective as delivery of a manually executed counterpart of this Amendment.

Section 8. Governing Law. This Amendment shall be governed and construed in accordance with the applicable terms and provisions of Section 13 of the Loan and Security Agreement, which terms and provisions are incorporated herein by reference.

Section 9. Successor and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties to the Loan and Security Agreement and their respective successors and assigns.

[Remainder of this page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to the Loan and Security Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

LAGO EVERGREEN SPE, LLC,
A Delaware Limited Liability Company,
as Borrower

By:	/s/ Heather La Freniere
Name:	Heather La Freniere
Title:	Authorized Signatory

LAGO EVERGREEN CREDIT, as Originator and Servicer

By:	/s/ Heather La Freniere
Name:	Heather La Freniere
Title:	Authorized Signatory

LAGO ASSET MANAGEMENT, LLC, as Investment Manager

By:	/s/ Heather La Freniere
Name:	Heather La Freniere
Title:	Authorized Signatory

KEYBANK NATIONAL ASSOCIATION, as Agent and as a Lender

By:	/s/ Richard Andersen
Name:	Richard Andersen
Title:	Senior Vice President

[First Amendment to Loan and Security Agreement]